EXHIBIT 2.1

     AMENDMENT TO STOCK PURCHASE AGREEMENT dated May 22, 1998, by and between Arthur Zerwas and Mary Zerwas, being the sole shareholders of Westside Independent Telephone Company, Sellers, Westside Independent Telephone Company (the "Company") and Breda Telephone Corporation, Buyer (the "Stock Purchase Agreement").

     WITNESSETH:

     Pursuant to Section 1.06 of the Stock Purchase Agreement, the parties hereby agree as follows:

     1. The Total Stockholders' Equity as shown on the Trial Balance is greater than the Total Stockholders' Equity on the Financial Statement. The amount of such increase is $34,593.

     2. The Adjusted Price to be paid for each share of stock of the Company to be purchase or redeemed pursuant to the Stock Purchase Agreement is equal to $56,751.38 + [$34,593 / 51] or $57,429.67.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of June 1, 1998.


Breda Telephone Corporation                       /s/ Arthur Zerwas
                                                  ------------------------------
                                                  Arthur Zerwas


By: /s/ Dean Schettler                            /s/ Mary Zerwas
    --------------------------------              ------------------------------
    Dean Schettler, President                     Mary Zerwas


Westside Independent Telephone Company


By: /s/ Arthur Zerwas
    --------------------------------
    Arthur Zerwas, President

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


     STOCK PURCHASE AGREEMENT dated May 22, 1998, by and between Arthur Zerwas and Mary Zerwas, being the sole shareholders of Westside Independent Telephone Company, Sellers, Westside Independent Telephone Company (the "Company") and Breda Telephone Corporation, Buyer.

     WHEREAS Sellers are the sole shareholders of the Company; and

     WHEREAS Sellers desire to completely terminate their ownership interest in the Company; and

     WHEREAS Sellers, Buyer and the Company have agreed that, as part of a single, integrated plan to effect the complete termination of Sellers' ownership interest in the Company, Buyer will purchase certain of Sellers' shares in the Company and Company will redeem the remainder of Sellers' shares, all as provided in this Agreement;

     NOW, THEREFORE, in consideration of the mutual undertakings contained herein, the parties hereby agree as follows:

ARTICLE 1 - SALE OF THE SHARES

     1.01 Ownership of shares. Sellers are the owners of all of the issued and outstanding capital stock of the Company, being 51 shares of the $100 par common stock of the Company (the "Shares").

     1.02 Purchase and redemption price. The price to be paid to Sellers for the shares, whether by sale or redemption shall be $56,751.38 per share, adjusted as provided for in Section 1.06 (the "Adjusted Price").

     1.03 Redemption of Shares by the Company. As soon after the execution of this Agreement as practicable, the Company shall sell all of its outstanding securities. The net proceeds from such liquidation shall be used to redeem a portion of the Shares (the "Redemption Amount"). The Redemption Amount shall be determined in accordance with the following formula:

Redemption Amount = Net Proceeds from liquidation of securities / the Adjusted Price

     1.04 Purchase of Shares by the Buyer. All of the Shares not redeemed by the Company shall be purchased by the Buyer for the Adjusted Price per share.

     1.05 Shares to be free and clear of liens. The Shares shall be sold and redeemed subject to the terms and conditions of this Agreement. Sale and redemption shall take place at the of closing provided for in Section 1.07 (the "Closing"). At the Closing, Sellers will sell, assign and deliver to Buyer and to the Company, as their interests shall appear, all of the Shares, free and clear of all liens, charges and encumbrances of whatsoever nature.

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     1.06  Adjustment  to  Purchase  Price.  As soon after  April 30,  1998,  as practicable, the accounting firm of Anderson and Company shall prepare an adjusted trial balance for the Company for the period ending April 30, 1998 (the "Trial Balance"). The Trial Balance shall be prepared at Buyer's expense. The Trial Balance shall be prepared in accordance with Generally Accepted Accounting Principles, consistently applied, and, upon its completion, shall be submitted to the Sellers' accounting firm, Williams & Company, C.P.A., P.C., for review. The amount of Total Stockholders' Equity as shown on the Trial Balance shall be compared to the amount of Total Stockholders' Equity as shown on the audited financial statement for the Company for the period ending December 31, 1997 (the "Financial Statement"). The Adjusted Price shall be determined as follows:

     1.06(a) Increase in Total Stockholders' Equity. If the Total Stockholders' Equity as shown on the Trial Balance is greater than the Total Stockholders' Equity on the Financial Statement, then the Adjusted Price shall be determined in accordance with the following formula:

     Adjusted Price = $56,751.38 + [Increase in Total Stockholders' Equity / 51]

     1.06(b) Decrease in Total Stockholders' Equity. If the Total Stockholders' Equity as shown on the Trial Balance is less than the Total Stockholders' Equity on the Financial Statement, then the Adjusted Price shall be determined in accordance with the following formula:

     Adjusted Price = $56,751.38 - [Decrease in Total Stockholders' Equity / 51]

     1.07 Closing. The Closing of the transactions provided for in this Article I will take place at the offices of Williams & Company, C.P.A., P.C., 814 Pierce Street, Sioux City, Iowa, at 10:00 a.m. on June 1, 1998 or at such other place or date as the parties shall agree.

     1.07(a) Delivery of Shares. At the Closing, Sellers will deliver to Buyer certificates representing the Shares to be purchased by Buyer and will deliver to the Company certificates representing the Shares to be redeemed by the Company. If there is a fractional share to be redeemed or purchased, Sellers may deliver certificates representing all 51 shares to Buyer and Company, endorsed in blank, and Buyer and the Company shall cause new shares to be issued as their interests shall appear. In addition to the Shares, Sellers shall deliver to Buyer and the Company all other items required to be delivered to them at or prior to the Closing pursuant to the terms of this Agreement.

     1.07(b) Payment of Purchase Price. At the Closing, Buyer and the Company will pay the purchase price for the Shares in cash or equivalent or will deliver to Sellers satisfactory evidence of wire transfer of the purchase price in conformance with the Sellers' instructions and all other items required to be delivered to the Sellers at or prior to Closing pursuant to the terms of this Agreement.

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


ARTICLE II - REPRESENTATIONS AND WARRANTIES OF THE SELLERS

     The Sellers, jointly and severally, hereby represent and warrant to Buyer as follows:

     2.01 Organization, capitalization, etc. of the Company.

     2.01(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa. The Company has the corporate power and authority to carry on its businesses as presently conducted.

     2.01(b)(i) The authorized capital stock of the Company consists of 300 shares of $100 par Special Common Stock, of which no shares are issued and outstanding, and 200 shares of $100 par Common Stock, of which only 51 shares are issued and outstanding. No additional capital stock of the Company will be authorized or issued before the Closing.

          (ii) The Sellers, together, own all 51 shares of the issued and outstanding $100 par Common Stock, free and clear of all liens, claims, options, charges or encumbrances of whatsoever nature.

          (iii) There are no outstanding options, pledges, hypothecations or other agreements of any nature whatsoever relating to the issuance of any shares of capital stock of Company.

     2.02 No violation, etc. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby does not and will not violate any provision of any agreement or violate or conflict with any other restrictions of any kind or character to which Company or either of the Sellers are a party or by which any of them is bound. The Sellers have the unqualified right to sell, assign and deliver the Shares to the Buyer, and the unqualified right upon consummation of the transactions contemplated by this Agreement, to pass to the Buyer good and valid title to the Shares, free and clear of all liens, claims, options, charges or encumbrances of whatsoever nature.

     2.03 Financial Statement. The Company has delivered the Financial Statement to Buyer. The Financial Statement fairly presents the financial condition and assets and liabilities (whether accrued, absolute, contingent or otherwise) of the Company as of the Statement Date in accordance with Generally Accepted Accounting Principles and Generally Accepted Auditing Standards consistently applied.

     2.04 Liabilities and obligations. Except for transactions entered into in the ordinary course of business of the Company, the Company has no material liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due that are not reflected in the Financial Statement or that have not otherwise been disclosed to Buyer. Furthermore, the Sellers do not know or have any reasonable ground to know of any basis for the assertion against

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


the Company of any liability or obligation of any nature or in any amount not disclosed to Buyer.

     2.05 Absence of certain changes. Since the Statement Date and except as reflected in the Trial Balance, the Company has not:

     2.05(a) Suffered any material adverse change in its financial condition, assets, liabilities or business.

     2.05(b) Incurred any obligation or liability (whether absolute, accrued or contingent) other than in the ordinary course of its business and consistent with past practice.

     2.05(c) Permitted or allowed any of its assets, tangible or intangible, to be mortgaged, pledged or subjected to any liens or encumbrances.

     2.05(d) Canceled any debts or claims or waived any rights of substantial value or sold or transferred any of its assets except in the ordinary course of business and consistent with past practice.

     2.05(e) Made any capital expenditures or commitments in excess of an aggregate of $5,000 for additions to property, plant or equipment.

     2.05(f) Declared, paid or set aside for payment to its stockholders any dividend or other distribution in respect of its capital stock or redeemed or purchased or otherwise acquired any of its capital stock or any options relating thereto or agreed to take any such action.

     2.05(g) Made any material change in any method of accounting or accounting practice.

     2.05(h) Transferred any portion of the Shares.

     2.05(i) Declared a bonus, entered into any employment contracts or increased the salary or benefits to any of the employees.

     2.06 Tax returns. The Company has duly filed all tax reports and returns required to be filed by it and has duly paid all taxes and other charges due or claimed to be due from it by federal and state taxing authorities. Except as reflected in the Financial Statement and the Trial Balance, there are no pending questions relating to, or claims asserted for, taxes or assessments against the Company.

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


     2.07.  Title  to  properties,   encumbrances.  The  Company  has  good  and
marketable title to all of its properties and assets, real and personal, tangible and intangible, and such properties and assets are subject to no mortgage, pledge, lien, conditional sale agreement, encumbrance or charge of whatsoever nature not reflected in the Financial Statement or the Trial Balance.

     2.08 Plant and equipment. To the best of the Seller's knowledge and belief, the plant, structures and equipment of the Company are in good operating condition and repair, provided, however, that the Sellers make no warranty concerning such plant, structures and equipment beyond the face hereof. Buyer expressly represents and warrants to the Sellers that it has inspected the plant, structures and equipment to its complete satisfaction and is relying on the results of such inspection and not on any representation or warranty of Sellers in consummating the transactions contemplated by this Agreement.

     2.09. Litigation. There are no actions, proceedings, or investigations pending, or to the knowledge of the Sellers threatened, against the Company, nor do the Sellers know or have any reasonable ground to know of any basis for any such action, proceeding or investigation.

     2.10 Insurance. All policies of casualty and property damage, liability, workers' compensation and other forms of insurance in effect with respect to the Company are, and will be as of the Closing and for at least 30 days thereafter, valid, outstanding and enforceable policies.

     2.11 Bank accounts. Exhibit A sets forth the names and locations of all banks in which the Company has accounts and the names of all persons authorized to draw thereon.

     2.12 Representations and warranties. No representation or warranty by the Sellers in this Agreement contains or will contain any untrue statement or omits or will omit to state a material fact necessary to make the statements contained therein not misleading. All representations and warranties made by the Sellers in this Agreement shall be true and correct as of Closing with the same force and effect as if they had been made on and as of such date.

     2.13 Contracts. The Company has no contract or commitment extending beyond June 1, 1998 or involving payment by the Company, except as follows: Quad County Communications Agreement. True and correct copies of the foregoing have been delivered to the Buyer and the Company has complied with all the provisions of such instruments and of all the contracts and commitments to which it is a party and is not in default under any of them.

     2.14. Conduct of business. Sellers covenant that pending the Closing:

     2.14(a) The Company's business will be conducted only in the ordinary course.

     2.14(b) No change will be made to the Company's authorized or issued corporate shares.

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


     2.14(c) No dividend or other distribution or payment will be declared or made in respect to the Company's corporate shares.

     2.14(d) No increase will be made in the compensation payable or to become payable to any of the Company's employees, officers or directors.

     2.14(e) No Contract or commitment will be entered into by or on behalf of the company extending beyond June 1, 1998.

     2.14(f) Sellers will cause the Company to use its best efforts to preserve the Company's business organization intact, to preserve for the Company the good will of its suppliers, customers and others having business relationships with the Company.

     2.14(g) All debts will be paid as they become due.

ARTICLE III - REPRESENTATIONS AND WARRANTIES BY THE BUYER

     Buyer represents and warrants to the Sellers as follows:

     3.01 Corporate organization. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Iowa and has full power and authority to carry on its current business and to own, use, and purchase its assets and properties, including the Shares.

     3.02 Corporate authority. Buyer's Board of Directors has duly authorized the execution and delivery of this Agreement to the Sellers and the carrying out of its provisions. At Closing, Buyer shall furnish Seller duly certified copies of such resolutions.

     3.03  Binding  nature.   This  Agreement  shall,  when  duly  executed  and
delivered, be a legal and binding obligation of Buyer, enforceable in accordance with its terms.

     3.04 Representations and warranties. No representation or warranty by Buyer in this Agreement contains or will contain any untrue statement or omits or will omit to state a material fact necessary to make the statements contained therein not misleading. All representations and warranties made by Buyer in this Agreement shall be true and correct as of Closing with the same force and effect as if they had been made on and as of such date.

     3.05 Inspection and value. Buyer has formed its own opinion as to the value of the Shares. The parties agree that the Sellers' warranties include only the express written warranties that are contained in this Agreement. No other express warranty, oral or written, not contained in this Agreement is of any force and effect. The parties acknowledge that Buyer has or will have prior to Closing inspected the assets and records of the Company to the full extent of Buyer's desire, and that the Sellers have given Buyer ample opportunity to conduct such inspection.

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


     3.06 No litigation. No actions or proceedings are pending or, to Buyer's best knowledge, threatened before any court, administrative authority or other authority that might materially or adversely affect Buyer's ability or right to perform all of its obligations hereunder.

ARTICLE IV - CONDITIONS

     4.01 Conditions to Buyer's obligations. All the obligations of Buyer under this Agreement are subject to the fulfillment, at or before the Closing, of each of the following conditions:

     4.01(a) Representations and warranties. The representations and warranties made by the Sellers in this Agreement shall be true when made, and true at and as of the date of the Closing as though such representations and warranties were made at and as of such date, except for changes arising in the ordinary course of business, the aggregate cumulative effect of which on the financial condition and results of operations of the Company is not materially adverse.

     4.01(b) Performance. The Sellers shall have performed and complied with all agreements, obligations and conditions required by this Agreement to be so performed or complied with at or before the Closing.

     4.01(c)  Delivery of documents.  The Sellers shall have  delivered to Buyer
(i) their duly executed resignations from all directorships, officerships and positions of employment with the Company and (ii) duly executed covenants not to compete in the form of Exhibit B.

     4.02 Conditions to Sellers' obligations. All obligations of the Sellers under this Agreement are subject to the fulfillment, at or before the Closing, of each of the following conditions:

     4.02(a) Representations and warranties. The representations and warranties made by the Buyer in this Agreement shall be true when made, and true at and as of the date of the Closing as though such representations and warranties were made at and as of such date.

     4.02(b) Performance. Buyer shall have performed and complied with all agreements, obligations and conditions required by this Agreement to so be performed or complied with at or before the Closing.

     4.02(c)  Payment.  Buyer  shall have paid the  consideration  called for by
Section 1.02 of this Agreement.

ARTICLE V - SURVIVAL OF REPRESENTATIONS AND INDEMNIFICATION

     5.01 Survival of representations. All representations, warranties and agreements made by any party in this Agreement or pursuant hereto shall survive the Closing hereunder and any investigation at any time made by or on behalf of the other parties.

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


     5.02 Sellers' agreement to indemnify. Sellers hereby jointly and severally agree to indemnify Buyer from and against any tax liability imposed by any taxing authority on account of the operations of the Company before closing except to the extent any such tax liability is reflected in the Trial Balance. The duty to indemnify shall include the obligation to reimburse the Buyer for costs and reasonable expenses incurred in defending any such claim, including, without limitation, interest, penalties and reasonable attorneys' fees and expenses. If any such claim is made against the Buyer for both pre-Closing and post-Closing tax liability, however, the obligation of the Sellers to indemnify and to reimburse shall be only for their pro rata share of the total tax liability and for their pro rata share of costs and reasonable expenses. As used in this Section, the term pro rata shall mean the percentage of the total claim made against the Buyer that is for post-Closing tax liabilities.

     5.03 Buyer's agreement to indemnify. Buyer hereby agrees to indemnify the Sellers from and against any tax liability imposed by any taxing authority because of the operations of the Company after closing. The duty to indemnify shall include the obligation to reimburse the Sellers for costs and reasonable expenses incurred in defending any such claim, including, without limitation, interest, penalties and reasonable attorneys' fees and expenses. If any such claim is made against the Sellers for both pre-Closing and post-Closing tax liability, however, the obligation of the Buyer to indemnify and to reimburse shall be only for its pro rata share of the total tax liability and for its pro rata share of costs and reasonable expenses. As used in this Section, the term pro rata shall mean the percentage of the total claim made against the Sellers that is for post-Closing tax liabilities.

     5.04 Notice and tender of defense. It shall be a condition precedent to the duty of either the Sellers or the Buyer to indemnify the other that the party seeking indemnification shall give written notice to the other party of any claim for which indemnification is sought not more than 15 days after the party seeking indemnification receives notice thereof, that the party seeking indemnification tender the defense of such claim to the other party and that the other party reject such tender.

     5.05. Reduction for tax benefits. The liability of any party for an indemnification claim shall be limited to the net cost of such claim to the indemnified party after taking account of any tax benefits resulting from payment of the claim.

     5.06 Remedies cumulative. Except as herein expressly provided, the remedies provided in this Agreement shall be cumulative and shall not preclude the assertion by any party of any other rights or the seeking of any other remedies by it against any other party.

ARTICLE VI - MISCELLANEOUS

     6.01 Health insurance. Buyer shall employ the Sellers at such salary and for such period of time as shall be necessary for the Sellers to qualify for and become insured under the group health insurance plan currently maintained by Buyer with the National Telephone Cooperative Association. The Sellers shall pay any premiums charged for such insurance and shall promptly reimburse Buyer

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


for any expense incurred by Buyer in the performance of its obligations under this section.

     6.02 Commissions. Each of the parties hereto represents and warrants that there are no claims for brokerage commissions or finders' fees in connection with the transactions contemplated by this Agreement.

     6.03 Parties in interest. All the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective heirs, beneficiaries, representatives, successors and assigns of the parties hereto. In case of any assignment, the assignor shall remain liable.

     6.04 Entire agreement, amendments. This Agreement contains the entire understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties, covenants or undertakings other than those expressly set forth. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter. This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective successors or assigns. Any condition to a party's obligations hereunder may be waived by such party.

     6.05 Headings. The article, and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     6.06 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed, certified mail, postage prepaid, to the parties at the following addresses, or at such other addresses as the parties may designate in writing from time to time hereafter.

     If to Buyer:          Breda Telephone Corporation
                           P.O. Box 190
                           Breda, IA 51436-0190
                           Attention:  Bob Boeckman, General Manager

     with a copy to:       Thomas W. Polking
                           Attorney at Law
                           200 Lincoln Building
                           Jefferson, IA 50129

     If to Sellers:        Art and Mary Zerwas
                           313 North M-64 County Road
                           Westside, IA 51467

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


     with a copy to:       A.J. Stoik
                           Attorney at Law
                           P.O. Box 327
                           Sioux City, IA 51102

     6.07 Law governing. This Agreement shall be governed by, construed and enforced in accordance with the substantive laws of the State of Iowa.

     6.08 Counterparts. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF this Agreement has been duly executed as of the date first above written.



Breda Telephone Corporation                     /s/ Arthur Zerwas
                                                ------------------------------
                                                Arthur Zerwas


By: /s/ Dean Schettler                          /s/ Mary Zerwas
    -----------------------------               --------------------------------
    Dean Schettler, President                   Mary Zerwas



Westside Independent Telephone Company


By: /s/ Arthur Zerwas
    -----------------------------
      Arthur Zerwas, President

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